EXHIBIT 10.3

Sastaro Limited
22 Arch Makarios III Avenue
Nicosia 1517 Cypress

June 29, 2005

Buttes Gas & Oil Co International Inc.
Crescent Tower
Al Buhairah Comiche
PO Box 211
Sharjah UAE

Re:    Participation Agreement dated 19th May 2005 ("Agreement")

Dear Sir

This letter is further to our telephone conversation and will amend the terms of the Agreement.

Clause 3(2)(b) is hereby amended by deleting US$5.0 and replacing it with US$2.5 and a new clause 3(2)(b)(i) is added immediately following that states “US$ 2.5 million on 15 July 2005"

In the event that payments are not made on the above due dates then the right to terminate the Agreement will arise forthwith.

In all other respects the Agreement is confirmed to be in full force and effect.

Yours truly

Sastaro Limited

/s/ Brent Kinney
Brent Kinney
Director

Agreed and Accepted this 29th day
of June 2005

Buttes Gas & Oil Co International Inc.

/s/ P.L. Keithley
P.L. Keithley
President